Exhibit 10.1

SECURITIES EXCHANGE AGREEMENT

This Securities Exchange Agreement (this “Agreement”), dated as of August 11, 2022, is entered into among Agora Digital Holdings, Inc., a Nevada corporation (the “Company”), Ecoark Holdings, Inc., a Nevada corporation (“Seller”), the other shareholders of the Company set forth on the signature page hereto (the “Agora Shareholders,” and together with Seller, the “Seller Parties”), and HUMBL, Inc., a Delaware corporation (“Buyer”).

Recitals

WHEREAS, Seller owns 41,671,221 shares of the Company’s common stock, par value $0.001, representing approximately 89.3% of the issued and outstanding shares of the Company’s common stock (the “Ecoark Held Shares”), and the Agora Shareholders own up to the remaining 5,000,000 outstanding shares of the Company’s common stock comprised of a combination of vested and unvested restricted shares (the “Agora Shareholder Shares,” and together with the Ecoark Held Shares, collectively, the “Shares”); and

WHEREAS, Seller holds a $7.5 million line of credit promissory note issued by the Company, of which $5,388,797.24 including $5,052,057.20 unpaid principal and $336,740.04 accrued interest is outstanding as of the date of this Agreement, which comes due on March 31, 2023 (the “Company Note,” and together with the Shares, the “Company Securities”).

WHEREAS, the Seller Parties wish to transfer the Company Securities to Buyer in exchange for shares of capital stock of the Buyer, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Definitions

The following terms have the meanings specified or referred to in this ARTICLE I:

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agora Registration Statement” means the registration statement filed with the SEC by the Company (File No. 333-261246).

“Agora Shareholders” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Balance Sheet Date” has the meaning set forth in Section 3.06.

“Benefit Plan” has the meaning set forth in Section 3.16(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Material Contracts” has the meaning set forth in Section 3.09(a).

“Buyer Shares” has the meaning set forth in Section 2.01.

“Buyer Benefit Plans” has the meaning set forth in Section 5.04(b).

“Buyer Financial Statements” has the meaning set forth in Section 4.06.

“Buyer Registration Statement” has the meaning set forth in Section 4.06.

“Buyer SEC Filings” mean all filings with the SEC by Buyer, including without limitation the Buyer Registration Statement.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 3.03(a).

“Company” has the meaning set forth in the recitals.

“Company Continuing Employee” has the meaning set forth in Section 5.04(a).

“Company Financial Statements” has the meaning set forth in Section 3.06.

“Company Intellectual Property” has the meaning set forth in Section 3.11(a).

“Company Material Contracts” has the meaning set forth in Section 3.09(a).

“Company Note” has the meaning set forth in the preamble.

“Company Securities” has the meaning set forth in the preamble.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 14, 2021, between Buyer and Seller.

“Direct Claim” has the meaning set forth in Section 7.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 8.01(b)(i).

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Environmental Professional” means an individual licensed by a Governmental Authority to act on behalf of such Governmental Authority to oversee environmental site investigation and remediation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Export and Sanctions Regulations” means all applicable trade embargoes or economic or financial sanctions, anti-boycott Laws, and export and import control Laws, in any jurisdiction, including the U.S. International Traffic in Arms Regulations, the U.S. Export Administration Regulations, U.S. sanctions Laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), including OFAC’s Specially Designated Nationals and Blocked Persons List, and the U.S. Department of State, and economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by the United Nations Security Council, the European Union, or her Majesty’s Treasury of the United Kingdom.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact with respect to the making of any representation or warranty in ARTICLE III or ARTICLE IV, made by such party, (a) with respect to Seller, to Seller’s Knowledge or (b) with respect to Buyer, to Buyer’s actual knowledge, of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, including Environmental Professionals (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls and per- and poly-fluoroalkyl substances (PFAS) and other emerging contaminants.

“Indemnified Party” has the meaning set forth in Section 7.04.

“Indemnified Person” has the meaning set forth in Section 5.05(a).

“Indemnifying Party” has the meaning set forth in Section 7.04.

“Insurance Policies” has the meaning set forth in Section 3.12.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (i) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets and know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights.

“Knowledge of Buyer or Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the principal executive officer of Buyer as of the date of this Agreement.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of the principal executive officer of Seller as of the date of this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means actual out-of-pocket losses, damages, liabilities, costs or expenses, including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the Company, or (b) the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any matter of which Buyer is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any epidemics, pandemics, disease outbreaks, or other public health emergencies; or (xi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Seller SEC Filings” has the meaning set forth in the Section 3.06(a).

“Seller” has the meaning set forth in the preamble.

“Shares” has the meaning set forth in the recitals.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.05(a).

ARTICLE II
SECURITIES EXCHANGE

Section 2.01 Securities Exchange. At the Closing, each Seller Party shall sell, transfer, convey, assign and deliver to Buyer the Company Securities owned by such Seller Party, which collectively represents 100% of the issued and outstanding shares capital stock of the Company and the Company Note, free and clear of any Encumbrance, in exchange for 6,000 shares of Buyer’s newly designated series of preferred stock having a total stated value of $60 million (the “Purchase Price”) and such rights, preferences and limitations as are set forth in the Certificate of Designation attached to this Agreement as Exhibit A (the “Buyer Shares”), all as more particularly set forth on Section 2.01 of the Disclosure Schedules.

Section 2.02 Allocation of Purchase Price. The Purchase Price of 6,000 shares of preferred stock, having a stated value of $60 million or $10,000 per share, shall have proceeds allocated as follows:

-	Ecoark Held Shares: 4,876 shares of preferred stock

-	Agora Shareholder Shares: 585 shares of preferred stock

-	Company Note: to be exchanged at Closing into 539 shares of preferred stock

Section 2.03 Closing. Subject to the terms and conditions herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before the Drop Dead Date, by email, or at such place or date and time as may be agreed to in writing by the parties hereto, at the earliest practicable time after satisfaction or waiver of the conditions hereof (the “Closing Date”).

Section 2.04 Tax Structure. The exchange of the Company Securities for the Buyer Shares of the Buyer is intended to constitute a reorganization within the meaning of the Code, or such other tax free reorganization or restructuring provisions as may be available under the Code.

ARTICLE III
Representations and warranties of seller

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer and, solely with respect to Section 3.21, each Seller Party represents and warrants to Buyer, that the applicable statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Organization and Authority of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada. Seller has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

Section 3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 250,000,000 shares of common stock, par value $0.001 of which 46,271,221 shares are issued and outstanding which constitute the Shares, and 5,000,000 shares of preferred stock, par value $0.001 of which no shares are outstanding. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller Parties, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating Seller or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

Section 3.04 Subsidiaries. The direct and indirect subsidiaries of the Company are as set forth in Section 3.04 of the Disclosure Schedules.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Seller or the Company; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any Buyer Material Contract, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under applicable Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not have a Material Adverse Effect.

Section 3.06 SEC Filings; Financial Statements. Each of Seller and the Company has filed all reports, schedules, forms, statements and other documents required to be filed by Seller and the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (or such shorter period as such party was required by law or regulation to file such material, as applicable); provided that no representations or warranties are being made with respect to Seller’s subsidiaries other than the Company and the Company’s consolidated subsidiaries. As of their respective dates, the Seller SEC Filings (solely as they relate to the Company). As of their respective dates, the Seller SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Seller SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Agora Registration Statement (the “Company Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, except as set forth in Section 3.06 of the Disclosure Schedules. Such Company Financial Statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, except as set forth in Section 3.06 of the Disclosure Schedules, and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all respects the financial position of the Company and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Company Financial Statements do not reflect any transactions which are not bona fide transactions. In addition, the balance sheet of the Company as of March 31, 2022 has been made available to the Buyer and the date thereof is referred to herein as the “Balance Sheet Date”.

Section 3.07 Undisclosed Liabilities. Except as set forth in Section 3.07 of the Disclosure Schedules, the Company has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in the Company’s balance sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 3.08 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement, as disclosed in the Seller SEC Filings or as set forth on Section 3.08 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the charter, by-laws or other organizational documents of the Company;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or applicable Law or as disclosed in the notes to the Company Financial Statements;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $25,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) sale or other disposition of any of the assets shown or reflected on the Company’s balance sheet as of the Balance Sheet Date, except in the ordinary course of business and except for any assets having an aggregate value of less than $25,000;

(i) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Company by more than 10% of its existing annual obligations to such plans;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $25,000;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m)  any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Company Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases set forth in Section 3.10(b) of the Disclosure Schedules, collectively, the “Company Material Contracts”):

(i) each agreement of the Company involving aggregate consideration in excess of $250,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by the Company without penalty or without more than 180 days’ notice;

(ii) all agreements that relate to the sale of any of the Company’s assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(iv) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of the Company, in each case having an outstanding principal amount in excess of $250,000;

(v) all agreements between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand;

(vi) any contract (A) providing for cryptocurrency mining pool arrangements, (B) with a digital asset exchange or over-the-counter desk, or (C) providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements; and

(vii) all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party.

(b) Except as set forth on Section 3.09(b) of the Disclosure Schedules, the Company is not in breach of, or default under, any Company Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 3.10 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Company Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.10(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property;

(v) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; or

(vi) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

(b) Section 3.10(b) of the Disclosure Schedules lists: (i) the street address of each parcel of owned Real Property; and (ii) the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property involving total annual payments of at least $100,000 (collectively, “Leases”), including the identification of the lessee and lessor thereunder.

(c) The Company (or one of its subsidiaries) owns or has the exclusive ability to access, including by use of “private keys” or other equivalent means, the (i) cash on hand, or cash held in cryptocurrency wallets or similar mediums of custody for cryptocurrencies and other tokens and digital assets or exchange accounts, (ii) cash equivalents, (iii) cryptocurrencies, tokens, digital assets and other asset equivalents and (iv) assets held in accounts other than any cryptocurrencies, tokens, digital asset and other asset equivalents, in each case in all material respects.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, the Company owns or has the right to use all Intellectual Property necessary for the conduct of the Company’s business as currently conducted (the “Company Intellectual Property”).

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property.

Section 3.12 Insurance. Section 3.12 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 3.13 Legal Proceedings; Governmental Orders.

(a) Except as disclosed in the Seller SEC Filings or as set forth in Section 3.13(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company), which if determined adversely to the Company (or to Seller or any Affiliate thereof) would result in a Material Adverse Effect.

(b) Except as set forth in the Seller SEC Filings or as set forth in Section 3.13(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would have a Material Adverse Effect.

Section 3.14 Compliance With Laws; Permits.

(a) Except as set forth in Section 3.14(a) of the Disclosure Schedules, the Company is in compliance with all Laws applicable to it or its business, properties or assets (including Laws related to activities in connection with cryptocurrency and digital assets), except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) The Company does not (i) receive or obtain actual or constructive possession or control of money, funds, virtual currency or digital assets, stored or prepaid value or other form value that substitutes for money for the purpose of transmitting the same on behalf of any third-party to another third-party or location, including by possessing or controlling private cryptographic keys or any portions thereof associated with virtual currency or digital assets of any third-party, (ii) execute orders for any third-party for the purposes identified in the foregoing clause (i), (iii) advertise, solicit or hold itself out as providing any form of money services or transmission business or virtual currency business or (iv) act as the agent of any third-party for the purpose of performing any of the activities described in the foregoing clauses (i), (ii) or (iii).

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Balance Sheet Date, neither the Company nor any of its Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating any anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its Representatives (acting in their capacities as such) are, and have been, in compliance with the Export and Sanctions Regulations, (ii) neither the Company nor its Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in Russia, Cuba, Iran, North Korea, Sudan (prior to October 12, 2017), Syria, the Crimea region of Ukraine or any country or territory that (or with any Person who) is or was the subject of sanctions at the time of the dealings or transactions, and (iii) neither the Company nor the any of its Representatives (acting in their capacities as such) is involved in any action or proceeding, or has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon the Company by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(f) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Company nor its Representatives (acting in their capacities as such) has, directly or indirectly, taken any action, or engaged in any activity, practice or conduct, that would or would reasonably be expected to result in a material violation by the Company or any of its Representatives (acting in their capacities as such) of the FCPA or any other similar Law regarding anti-corruption, (ii) without limiting the generality of the foregoing, none of the Company or any of its Representatives (acting in their capacities as such) has, directly or indirectly, (A) used any corporate funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a violation of the FCPA or any other similar Laws regarding anti-corruption, (iii) there are no pending or, to the Company’s Knowledge, threatened actions or proceedings against the Company or any of its Representatives (acting in their capacities as such) with respect to the FCPA or any other similar Law regarding anti-corruption, (iv) there are no conditions or circumstances pertaining to the Company’s or its respective Representatives’ (acting in their capacities as such) activities, business or operations that would reasonably be expected to give rise to any future actions or proceedings under the FCPA or any other similar Law regarding anti-corruption.

Section 3.15 Environmental Matters.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, the Company is in compliance with all Environmental Laws and has not, and the Seller has not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Company or any Real Property currently owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, the Company.

Section 3.16 Employee Benefit Matters. The Agora Registration Statement contains a list of each material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program, whether or not reduced to writing, in effect and covering one or more Employees, former employees of the Company, current or former directors of the Company or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any material liability for premiums or benefits (each, a “Benefit Plan”).

Section 3.17 Employment Matters.

(a) Except as set forth in the Seller SEC Filings or Section 3.17(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.

(b) To the Seller’s Knowledge, the Company is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent non-compliance would not result in a Material Adverse Effect.

Section 3.18 Taxes.

(a) Except as set forth in Section 3.18 of the Disclosure Schedules:

(i) The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All material Taxes due and owing by the Company have been paid or accrued.

(ii) No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(iii) There are no ongoing actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(iv) The Company is not a party to any Tax-sharing agreement.

(v) All material Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

Section 3.19 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.20 Promotional Activities. Set forth on Section 3.20 of the Disclosure Schedules is a list of all payments made by Seller or the Company for the purpose of promoting the Company’s securities, investor relations and press releases and the recipients of such payments, on a month-to-month basis, since January 1, 2020.

Section 3.21 Certain Seller Party Representations and Warranties. Each Seller Party, individually and not jointly, represents and warrants as follows:

Each Seller Party, individually and not jointly, represents and warrants as follows:

(a) Such Seller Party is the legal and beneficial owner of the Shares held by it which such Seller Party is agreeing to exchange pursuant to this Agreement. The transfer by such Seller Party of its Shares to Buyer pursuant to this Agreement in exchange for the Buyer Shares will result in Buyer obtaining title to such Shares, free and clear of all Encumbrances, other than the vesting conditions as set forth in the Seller SEC Filings and any restrictions applicable state and federal securities laws.

(b) Such Seller Party has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller Party, enforceable in accordance with its terms. The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by such Seller Party.

(c) Such Seller Party (i) is acquiring its respective Buyer Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof, (ii) acknowledges that the Buyer Shares are not registered under the Securities Act of 1933, or any state securities laws, and that the Buyer Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933 or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable, and (iii) is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 3.22 No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE III (including the related portions of the Disclosure Schedules and the Seller SEC Filings referred to in this Article III), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives any information, documents or material delivered to or made available to Buyer, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE IV
Representations and warranties of buyer

Except as set forth in the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under applicable Laws and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not have a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

Section 4.03 Investment Purpose. Buyer is acquiring the Company Securities solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933 or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.05 Authority for Buyer Shares; Capitalization.

(a) Buyer has sufficient authorized and unissued shares of preferred stock and the corporate authority needed to enable it to issue the Buyer Shares at the Closing and consummate the transactions contemplated by this Agreement.

(b) The authorized capital stock of Buyer consists of 7,450,000,000 shares of common stock, par value $0.00001, of which 1,689,093,139 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.00001, of which 7,481,992 shares are outstanding consisting of 7,000,000 outstanding shares of Buyer’s Series A Preferred Stock and 481,992 outstanding shares of Buyer’s Series B Preferred Stock. All of outstanding shares of Buyer’s capital stock have been duly authorized, are validly issued, fully paid and non-assessable.

(c) Except as set forth on Section 4.05(c) of the Disclosure Schedules or in the Buyer SEC Filings, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of Buyer or obligating Buyer to issue or sell any shares of capital stock of, or any other interest in, Buyer. Buyer does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the outstanding shares of Buyer’s capital stock or other securities of Buyer.

Section 4.06 Financial Statements. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the 24 months preceding the date hereof (or such shorter period as Buyer was required by law or regulation to file such material). As of their respective dates, the Buyer SEC Filings complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Buyer SEC Filings, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Filings (the “Buyer Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such Buyer Financial Statements have been prepared in accordance with GAAP, except as may be otherwise specified in such Buyer Financial Statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all respects the financial position of Buyer and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments. The Buyer Financial Statements do not reflect any transactions which are not bona fide transactions. In addition, the balance sheet of Buyer as of the Balance Sheet Date has been made available to the Seller Parties.

Section 4.07 Legal Proceedings; Governmental Orders.

(a) Except as set forth in the Buyer SEC Filings or in Section 4.07(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in the Buyer SEC Filings or in Section 4.07(b) of the Disclosure Schedules, there are no outstanding Governmental Orders against, relating to, and no unsatisfied judgments, penalties or awards against or affecting the Buyer or any of its properties or assets which would have a Material Adverse Effect.

Section 4.08 Environmental Matters.

(a) Except as set forth in Section 4.08(a) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Buyer’s Knowledge, the Buyer is in compliance with all Environmental Laws and has not, and the Seller has not received from any Person any (i) Environmental Notice or Environmental Claim, or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Except as set forth in Section 4.08(d) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Buyer’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of Buyer or any Real Property currently owned, operated or leased by Buyer, and Buyer has not received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of Buyer (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Buyer.

Section 4.09 Employee Matters.

(a) Section 4.09(a) of the Disclosure Schedules contains a list of each Benefit Plan, whether or not reduced to writing, in effect and covering one or more Employees, former employees of Buyer, current or former directors of Buyer or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Buyer, or under which Buyer has any material liability for premiums or benefits.

(b) Except as set forth in Buyer SEC Filings or Section 4.09(b) of the Disclosure Schedules, Buyer is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees.

(c) To Buyer’s Knowledge, Buyer is in material compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees of Buyer, except to the extent non-compliance would not result in a Material Adverse Effect.

Section 4.10 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.10(a) of the Disclosure Schedules, to Buyer’s Knowledge Buyer is in compliance with all Laws applicable to it or its business, properties or assets (including Laws related to activities in connection with cryptocurrency and digital assets), except where the failure to be in compliance would not have a Material Adverse Effect.

(b) All Permits required for Buyer to conduct its business have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, since the Balance Sheet Date, neither Buyer nor any of its Representatives (acting in their capacities as such) has violated or taken any material act in furtherance of violating any anti-money laundering and counter-terrorist financing Laws and financial recordkeeping, reporting and registration requirements administered or enforced by any Government Authority.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) Buyer and its Representatives (acting in their capacities as such) are, and have been, in compliance with the Export and Sanctions Regulations, (ii) neither Buyer nor its Representatives (acting in their capacities as such) has (A) been organized, operated or resided in or (B) engaged, directly or indirectly, in any dealings or transactions in Russia, Cuba, Iran, North Korea, Sudan (prior to October 12, 2017), Syria, the Crimea region of Ukraine or any country or territory that (or with any Person who) is or was the subject of sanctions at the time of the dealings or transactions, and (iii) neither Buyer nor the any of its Representatives (acting in their capacities as such) is involved in any action or proceeding, or has received a written request for information or any other form of communication from any Government Authority, or has had any judgments imposed (or threatened to be imposed) upon Buyer by or before a Government Authority, in each case in connection with any actual or alleged material violation of any Export and Sanctions Regulations.

(e) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of Buyer nor its Representatives (acting in their capacities as such) has, directly or indirectly, taken any action, or engaged in any activity, practice or conduct, that would or would reasonably be expected to result in a material violation by Buyer any of its Representatives (acting in their capacities as such) of the FCPA or any other similar Law regarding anti-corruption, (ii) without limiting the generality of the foregoing, none of Buyer or any of its Representatives (acting in their capacities as such) has, directly or indirectly, (A) used any corporate funds of Buyer for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) authorized, offered, promised or made any unlawful payment to any foreign or domestic governmental officials or (C) made or taken any action in furtherance of any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for Buyer, in the case of the foregoing clauses (A), (B) and (C) which would or would reasonably be expected to result in a violation of the FCPA or any other similar Laws regarding anti-corruption, (iii) there are no pending or, to the Buyer’s Knowledge, threatened actions or proceedings against Buyer or any of its Representatives (acting in their capacities as such) with respect to the FCPA or any other similar Law regarding anti-corruption, (iv) there are no conditions or circumstances pertaining to Buyer’s or its respective Representatives’ (acting in their capacities as such) activities, business or operations that would reasonably be expected to give rise to any future actions or proceedings under the FCPA or any other similar Law regarding anti-corruption.

Section 4.11 Undisclosed Liabilities. Except as set forth in the Buyer SEC Filings or Section 4.11 of the Disclosure Schedules, Buyer has no liabilities, obligations or commitments of a type required to be reflected on a balance sheet prepared in accordance with GAAP, except (i) those which are adequately reflected or reserved against in Buyer’s balance sheet as of the Balance Sheet Date; and (ii) those which have been incurred in the ordinary course of business since the Balance Sheet Date and which are not material in amount.

Section 4.12 Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in the Buyer SEC Filings or on Section 4.12 of the Disclosure Schedules, from the Balance Sheet Date until the date of this Agreement, Buyer has operated in the ordinary course of business in all material respects and there has not been, with respect to Buyer, any:

(a) event, occurrence or development that has had a Material Adverse Effect;

(b) material amendment of the charter, by-laws or other organizational documents of Buyer;

(c) split, combination or reclassification of any shares of its capital stock;

(d) issuance, sale or other disposition of any of its capital stock, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) declaration or payment of any dividends or distributions on or in respect of any of its capital stock or redemption, purchase or acquisition of its capital stock;

(f) material change in any method of accounting or accounting practice of Buyer, except as required by GAAP or applicable Law;

(g) incurrence, assumption or guarantee of any indebtedness for borrowed money in an aggregate amount exceeding $25,000, except unsecured current obligations and liabilities incurred in the ordinary course of business;

(h) sale or other disposition of any of the assets shown or reflected on Buyer’s balance sheet as of the Balance Sheet Date, except in the ordinary course of business and except for any assets having an aggregate value of less than $25,000;

(i) increase in the compensation of its Employees, other than as provided for in any written agreements or in the ordinary course of business;

(j) adoption, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of Buyer by more than 10% of its existing annual obligations to such plans;

(k) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $25,000;

(l) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m)  any agreement to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.13 Buyer Material Contracts.

(a) Section 4.13(a) of the Disclosure Schedules lists each of the following contracts and other agreements of Buyer (together with all Leases listed in Section 4.14(b) of the Disclosure Schedules, collectively, the “Buyer Material Contracts”):

(i) each agreement of Buyer involving aggregate consideration in excess of $250,000 or requiring performance by any party more than one year from the date hereof, which, in each case, cannot be cancelled by Buyer without penalty or without more than 180 days’ notice;

(ii) all agreements that relate to the sale of any of Buyer’s assets, other than in the ordinary course of business, for consideration in excess of $250,000;

(iii) all agreements that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of $250,000;

(iv) except for agreements relating to trade payables, all agreements relating to indebtedness (including, without limitation, guarantees) of Buyer, in each case having an outstanding principal amount in excess of $250,000;

(v) all agreements between or among Buyer on the one hand and Buyer or any Affiliate of Buyer on the other hand;

(vi) any contract (A) providing for cryptocurrency mining pool arrangements, (B) with a digital asset exchange or over-the-counter desk, or (C) providing for or relating to the purchase, sale, transmission, distribution or management of power or energy, including any retail and wholesale supply, offtake, and demand response agreements, interconnection, transmission service, distribution facility extension and shared facility agreements and management, consulting, advisory and brokerage agreements; and

(vii) all collective bargaining agreements or agreements with any labor organization, union or association to which Buyer is a party.

(b) Except as set forth on Section 4.13(b) of the Disclosure Schedules, Buyer is not in breach of, or default under, any Material Contract, except for such breaches or defaults that would not have a Material Adverse Effect.

Section 4.14 Title to Assets; Real Property.

(a) Buyer has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Buyer Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for Permitted Encumbrances.

(b) Section 4.14(b) of the Disclosure Schedules lists: (i) the street address of each parcel of Buyer owned Real Property; and (ii) the street address of each parcel of Buyer leased Real Property, and a list, as of the date of this Agreement, of all Leases for each parcel of Buyer leased Real Property involving total annual payments of at least $100,000, including the identification of the lessee and lessor thereunder.

(c) Buyer (or one of its subsidiaries) owns or has the exclusive ability to access, including by use of “private keys” or other equivalent means, the (i) cash on hand, or cash held in cryptocurrency wallets or similar mediums of custody for cryptocurrencies and other tokens and digital assets or exchange accounts, (ii) cash equivalents, (iii) cryptocurrencies, tokens, digital assets and other asset equivalents and (iv) assets held in accounts other than any cryptocurrencies, tokens, digital asset and other asset equivalents, in each case in all material respects.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Disclosure Schedules lists all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by Buyer. Except as set forth in Section 4.15(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, Buyer owns or has the right to use all Intellectual Property necessary for the conduct of Buyer’s business as currently conducted (the “Buyer Intellectual Property”).

(b) Except as set forth in Section 4.15(b) of the Disclosure Schedules, or as would not have a Material Adverse Effect, to Buyer’s Knowledge: (i) the conduct of the Buyer’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Buyer Intellectual Property.

Section 4.16 Insurance. Section 4.16 of the Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by Buyer or with respect to which Buyer is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Such Insurance Policies are in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid, except as would not have a Material Adverse Effect.

Section 4.17 Promotional Activities. Other than fees for press releases, Buyer has made no other payments for the purpose of promoting Buyer’s securities since January 1, 2020.

Section 4.18 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Seller, the Company or any other Person has made any representation or warranty as to Seller, the Company or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Disclosure Schedules and the Seller SEC Filings referred to therein).

Section 4.19 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules and Seller SEC Filings referred to in this Article IV), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to the Seller Parties and their Representatives any information, documents or material delivered to or made available such parties, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer, or any representation or warranty arising from statute or otherwise in Law.

ARTICLE V
Covenants

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to: (a) conduct the business of the Company in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not cause or permit the Company to take any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller’s personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to such individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller’s sole discretion: (w) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (x) jeopardize any attorney-client or other privilege; (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement; or (z) reveal bids received from third parties in connection with transactions similar to those contemplated by this Agreement and any information and analysis (including financial analysis) relating to such bids. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Company and Buyer shall have no right to perform invasive, destructive or subsurface investigations of the Company’s properties or any other environmental sampling (such as indoor air sampling). Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.

Section 5.03 Resignations. Each of Seller and Buyer shall deliver to the other written resignations of the officers and directors of the Company and Buyer, respectively, as set forth on Section 5.03 of the Disclosure Schedules within five Business Days of the Closing in the furtherance of the related Closing matters set forth in Article VI.

Section 5.04 Employees; Benefit Plans.

(a) During the period commencing at the Closing and ending on the date which is 90 days from the Closing (or if earlier, the date of the employee’s termination of employment with the Company or the execution of a new employment contract by the Buyer for the employee), Buyer shall, and shall cause the Company to, provide each Employee set forth on Schedule 5.04(a) (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing; (iii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing; and (iv) severance benefits that are no less favorable than the practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing.

(b) With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.

(c) This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04 Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Section 5.05 Director and Officer Indemnification and Insurance.

(a) Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the articles of incorporation or by-laws of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms to the maximum extent permitted by applicable Law.

(b) The Company shall, and Buyer shall cause the Company to (i) maintain in effect for a period of six years after the Closing Date, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof), or (ii) obtain as of the Closing Date “tail” insurance policies with a claims period of six years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).

(c) The obligations of Buyer and the Company under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).

(d) In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.05.

Section 5.06 Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.06 shall nonetheless continue in full force and effect.

Section 5.07 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.08 Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable written advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.09 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.10 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

ARTICLE VI
Conditions to closing

Section 6.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) At the Closing, the Board of Directors of Buyer shall fix the number of directors of Buyer at seven and shall appoint the following as members of the Board of Directors: (i) five individuals designated by Buyer, and (ii) two individuals designated by Seller. The identity of such members and the number of years of their terms of service are reflected on Section 6.01(a) of the Disclosure Schedules.

(b) Buyer shall have obtained the requisite approvals and authorization under its certificate of incorporation for the issuance of the Buyer Shares to the Seller Parties hereunder, including without limitation the filing of the Certificate of Designation authorizing the Buyer Shares with the Delaware Secretary of State, free and clear from any Encumbrances.

(c) Buyer and the Company shall have mutually agreed to enter into written employment agreements in a form reasonably acceptable to each party and to the compensation to the individuals, as well as establishing a pool of shares issuable under equity compensation awards that may be granted at the direction of an authorized officer designated hereunder by Seller, in each case as more particularly set forth in Section 6.01(c) of the Disclosure Schedules.

(d) Each of Buyer, Seller, and the Agora Shareholders shall have obtained the requisite approvals and authorizations to perform their respective obligations under this Agreement, and have duly executed and delivered this Agreement to the other parties.

(e) The Company shall have withdrawn the Agora Registration Statement.

(f) Buyer shall have received firm commitments of at least $10,000,000 in gross capital proceeds for a capital raising transaction to be consummated by Buyer following the execution of this Agreement which shall constitute a condition to close this Agreement. The calculation of gross proceeds shall not include capital received from any existing investors in Buyer. The terms of such capital raising transaction must be acceptable to Buyer in its reasonable discretion.

(g) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 6.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Seller contained in ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a) and Section 6.02(b) have been satisfied.

(d) Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) The Seller Parties shall have delivered, or caused to be delivered, to Buyer stock certificates or a stock ledger in book entry form evidencing that the Shares have been transferred to Buyer effective upon the Closing.

(f) Seller shall have exchanged the Company Note for Series C preferred stock of Buyer, based on the purchase price allocation in Section 2.02, effective upon the Closing.

(g) The Company shall have an aggregate balance of at least $1,000,000 in its bank accounts at Closing.

Section 6.03 Conditions to Obligations of Seller Parties. The obligations of the Seller Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or the Seller Parties’ waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

(d) Seller shall have received a certificate of the Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(e) Buyer shall have delivered, or caused to be delivered, to the Seller Parties stock certificates or a stock ledger in book entry form evidencing that the Buyer Shares have been transferred to the Seller Parties in the amounts set forth opposite each such Seller Party’s name on Section 2.01(a) of the Disclosure Schedules effective upon the Closing.

Section 6.04 Waiver of Closing Conditions. Any waiver of the closing conditions set forth in this Article VI by the Seller Parties may be accomplished by the approval of Seller Parties constituting the holders of a majority of the Shares.

ARTICLE VII
Indemnification

Section 7.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 1 year from the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02 Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, Seller shall indemnify Buyer against, and shall hold Buyer harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 7.03 Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify the Seller Parties against, and shall hold the Seller Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Parties based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04 Certain Limitations. The party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

(a) The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $500,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000,000 (which Losses shall not be counted toward the Deductible).

(b) The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed $5,000,000 (“Cap”). Notwithstanding the foregoing, the Deductible and the Cap shall not apply to any breach of the following representations and warranties by the Seller Parties: (1) Section 3.01 (Organization and Authority of Seller); (2) Section 3.02 (Organization, Authority and Qualification of the Company); (3) Section 3.03 (Capitalization); (4) Section 3.05 (No Conflicts, Consents); (5) Section 3.07 (Undisclosed Liabilities); (6) Section 3.19 (Brokers), and (7) Section 3.21 (Certain Seller Party Representations and Warranties); and the Deductible and the Cap shall not apply to any breach of the following representations and warranties by Buyer: (1) Section 4.01 (Organization and Authority of Buyer); Section 4.02 (No Conflicts; Consents); (3) Section 4.05 (Authority for Buyer Shares; Capitalization); (4) Section 4.04 (Brokers); and (5) Section 4.11 (Undisclosed Liabilities).

(c) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party (or the Company) in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Indemnified Party.

(e) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(g) Seller shall not be liable under this ARTICLE VII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had knowledge of such inaccuracy or breach prior to the Closing.

Section 7.05 Indemnification Procedures.

(a) If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b) Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 30 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d) For any indemnification payments that are payable by Seller under this Article VII, such indemnifications payments may at Seller’s option be paid by issuing additional shares of the Company’s common stock to Seller in an amount equal to the required indemnification payment. The value of each share of the Company’s common stock issued for such payment shall be determined by dividing $2.00 by the Ecoark Held Shares. For any indemnification payments that are payable by Buyer under this Article VII, such indemnifications payments may, in whole or in part, be paid by surrendering an additional number of Buyer Shares to the applicable Seller Party(ies) in an amount equal to Buyer’s required indemnification payment, distributed pro rata among such Seller Party(ies). The value of each such additional Buyer Share surrendered for such payment shall be determined in the above paragraph, and the value of each such Buyer Share surrendered for such payment shall be determined based on the stated value per Buyer Share.

Section 7.06 Exclusive Remedies. Subject to Section 9.12, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 9.12, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of Fraud by any party hereto.

ARTICLE VIII
Termination

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Seller by September 30, 2022 (the “Drop Dead Date”); or

(ii) any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii) any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that:

(i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this ARTICLE VIII and Section 5.06 and ARTICLE IX hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

ARTICLE IX
Miscellaneous

Section 9.01 Expenses. Except as otherwise expressly provided herein (including Section 5.10 hereof), all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Buyer shall be responsible for all filing and other similar fees payable in connection with any filings or submissions under applicable Laws.

Section 9.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 10th day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller or the Company:

303 Pearl Parkway Suite 200

San Antonio, TX 78215

Email: ________________

Attention: Jay Puchir, Ecoark CFO

With a copy (which shall not constitute notice) to:

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

E-mail: mharris@nasonyeager.com

Attention: Michael D. Harris, Esq.

If to Buyer:

HUMBL, Inc.

600 B Street

San Diego, CA 92101

Email: _______________

Attention: Brian Foote, Chairman and CEO

With a copy (which shall not constitute notice) to:

Hansen Black Anderson Ashcraft PLLC

3051 W. Maple Loop Dr., Suite 325

Lehi, UT 84043

_______________

Attention: Brian Innes

If to any Agora Shareholder: to the address for notice set forth on the signature page hereto.

Section 9.03 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04 Disclosure Schedules. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07 Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 9.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.09 No Third-Party Beneficiaries. Except as provided in Section 5.05 and ARTICLE VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by Buyer, the Company and Seller Parties constituting the holders of a majority of the Shares. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.11 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in Clark County, Nevada. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Clark County, Nevada for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the provisions of this Agreement), and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If any party shall commence an action or proceeding to enforce any provisions of this Agreements, then, in addition to the obligations of the parties elsewhere in this Agreement, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party(ies) for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 9.12 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Seller:
Ecoark Holdings, Inc.

By
Name: Randy May
Title: Executive Chairman
Shares:

Company:
Agora Digital Holdings, Inc.

By
Name: Randy May
Title: Executive Chairman

Buyer:
HUMBL, Inc.

By
Name: Brian Foote
Title: CEO

Agora Shareholders:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

By:	By:
Name:	Name:
Address:	Address:

[Signature Page to Securities Exchange Agreement, continued]

Exhibit A

Certificate of Designation of Buyer Shares

[Attached]

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS OF

SERIES C CONVERTIBLE PREFERRED STOCK OF

HUMBL, INC.

The undersigned, Brian Foote, the Chief Executive Officer of HUMBL, Inc. (the “Corporation”), a corporation organized and existing under the Delaware General Corporations Law (the “DGCL”), in accordance with the provisions of the DGCL, does hereby certify:

That pursuant to the authority expressly conferred upon the Board of Directors of the Corporation (the “Board of Directors”) by the Corporation’s Certificate of Incorporation, as amended from time to time, the Board of Directors has adopted the following resolutions authorizing a new series of preferred stock designated as “Series C Convertible Preferred Stock” of the Corporation as set forth in this Certificate of Designation of Preferences, Rights And Limitations Of Series C Convertible Preferred Stock (this “Certificate”).

RESOLVED, that the designations, powers, preferences and rights of the Series C Convertible Preferred Stock, and the qualifications, limitations or restrictions thereof, shall be as follows:

Article I. Designation and Authorized Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series C Convertible Preferred Stock” (the “Series C”). The authorized number of shares of the Series C shall be 6,000 shares. Each share of Series C shall have a par value of $0.00001. Capitalized terms not defined herein shall have the meaning as set forth in Section 8 below.

Article II. Stated Value. Each share of Series C shall have a stated value of $10,000 per share (the “Stated Value”).

Article III. Liquidation Preference. The Holders of the Series C shall receive liquidation rights equal to all outstanding capital stock of the Corporation, provided that the Series C may be subordinated to liquidation preferences stated in one or more future series of preferred stock that the Corporation may issue, if the Holders of a majority of the outstanding Series C shall have provided their prior written consent to such issuance of preferred stock in accordance with this Certificate.

Article IV. Conversion.

Conversion Right. Each Holder shall be entitled to convert any portion of the outstanding Series C held by such Holder into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 3(c) at the Conversion Rate (as defined below). The Corporation shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round such fraction of a share of Common Stock up to the nearest whole share. The Corporation shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including fees and expenses of the Corporation’s transfer agent Transfer Agent (the “Transfer Agent”)) that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Series C.

Conversion Rate. The number of shares of Common Stock issuable upon conversion of any share(s) of Series C pursuant to this Section 3 shall be determined by dividing (x) the Stated Value of such share(s) of Series C by (y) the Conversion Price (as defined below) (the “Conversion Rate”).

Mechanics of Conversion. Each share of Series C shall be convertible into shares of Common Stock at the sole discretion of the Holder at a fixed conversion price equal to $0.06 per share of the Company’s Common Stock (such price, the “Conversion Price”), subject to adjustment under Section 7. The Holder, however, is prohibited from converting the Series C into Common Stock until the Company has sufficient authorized but unissued shares of Common Stock to accommodate the conversion. If at any time while any Series C is outstanding, the Corporation does not have sufficient authorized but unissued Common Stock to effect full conversion of the Series C then outstanding, the Corporation will use its best efforts to promptly amend it Certificate of Incorporation (including obtaining the requisite shareholder approval under applicable law and the rules of the Corporation’s Principal Market) to increase such number of authorized but unissued shares of Common Stock as necessary to allow for full conversion of such outstanding Series C.

Optional Conversion. A Holder may convert one or more shares of Series C into shares of Common Stock on any date (a “Conversion Date”) by delivering (via, electronic mail or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the Series C subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Corporation. Within two trading days following a conversion of any such Series C as aforesaid, such Holder shall issue the Common Stock to Persons designated by the Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Series C shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

Article V. Voting. The Holder(s) shall be entitled to vote with the holders of Common Stock of the Corporation, voting together as a single class, with respect to any and all matters presented to the shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), on an as-converted basis based on the Conversion Price under Section 3(c), as then in effect.

Article VI. Amendment. With the written consent of the Holders owning a majority of outstanding Series C, the Board of Directors shall have the exclusive power to amend this Certificate of Designation and the designations, powers, preferences, rights, qualifications, limitations and restrictions of the Series C provided hereunder.

Article VII. Transfer of Series C. A Holder may transfer some or all of its Series C without the consent of the Corporation, subject to compliance with the Securities Act of 1933. If any Series C are to be transferred, the applicable Holder shall surrender the applicable Series C certificate to the Corporation, whereupon the Corporation will forthwith issue and deliver upon the order of such Holder a new Series C certificate, registered as such Holder may request, representing the outstanding number of shares of Series C being transferred by such Holder and, if less than the entire outstanding number of shares of Series C is being transferred, a new Series C certificate to such Holder representing the outstanding number of shares of Series C not being transferred.

Article VIII. Certain Adjustments.

Stock Dividends and Stock Splits. If the Corporation, at any time while the Series C is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, the Conversion Price under Section 3(c) shall be proportionately adjusted to give effect to such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

Calculations. All calculations under this Section 7 shall be made to the nearest cent. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

Article IX. Limitations on Issuances. For as long as any shares of Series C are outstanding, the Corporation shall not, without the written consent of the Holders of a majority of the Series C then outstanding, issue any shares of Common Stock or Preferred Stock of the Corporation or other securities or instruments convertible into or exercisable or exchangeable for shares of Common Stock or Preferred Stock of the Corporation, except for issuances pursuant to existing agreements to which the Corporation is a party that are in effect as of the date of this Certificate.

Article X. Certain Defined Words and Terms. In addition to definitions elsewhere in this Certificate of Designation, the following words and terms shall have the following meanings:

Section 1. “Common Stock” shall mean the Corporation’s common stock, $0.00001 par value per share.

Section 2. “Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

Section 3. “Holder” or “Holders” means a holder of Series C.

Section 4. “Person” means an individual, a limited liability corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

Section 5. “Principal Market” means the securities exchange or quotation system on which the Common Stock is listed or quoted, which may include The New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, OTC Pink, OTCQB, or OTCQX and any successor markets thereto.

Section 6. “Subsidiary” means with respect to any entity at any date, any direct or indirect corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which the Corporation owns more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) voting power to elect a majority of the board of directors, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or the power to manage such entity, or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity, or the power to manage such entity.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this ____ day of August, 2022.

By:
Brian Foote, CEO

[SIGNATURE PAGE TO CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES C CONVERTIBLE PREFERRED STOCK]

EXHIBIT I

HUMBL, Inc.

CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series C Convertible Preferred Stock (the “Certificate of Designation”) of HUMBL, Inc., a Delaware corporation (the “Corporation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, $0.00001 par value per share (the “Series C”), of the Corporation, indicated below into shares of common stock, $0.00001 par value per share (the “Common Stock”), of the Corporation, as of the date specified below.

Date of Conversion: _________

Aggregate number of Series C to be converted: ______________

Aggregate Stated Value of such Series C

to be converted:_______________________________________________

Please confirm the following information:
Conversion Price:

Number of shares of Common Stock to be issued: ___________________

Please issue the Common Stock into which the applicable Series C are being converted to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Date: _____________ __, ___________________________ Name of Registered Holder
By: ______________________________ Name: Title: Tax ID:_____________________ Facsimile:___________________ E-mail Address:

EXHIBIT II

ACKNOWLEDGMENT

The Corporation hereby acknowledges this Conversion Notice and hereby directs _________________ to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _____________, 20__ from the Corporation and acknowledged and agreed to by ________________________.

HUMBL, Inc.

By:
Name:
Title: